HARRIS & GILLESPIE CPA’S, PLLC

CERTIFIED PUBLIC ACCOUNTANT’S

3901 STONE WAY N., SUITE 202

SEATTLE, WA  98103

206.547.6050

REGISTERED AUDITOR'S CONSENT

Harris & Gillespie CPA’s, PLLC, of 3901 Stone Way North, Suite #202, Seattle, WA. 98103, do hereby consent to the use of our reports dated August 25, 2014 on the financial statements of Lepota Inc. as of July 31, 2014 and the related statements of operations, stockholders’ equity/(deficit) and cash flows for the period then ended be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 16th day of May, 2015.

/S/ HARRIS & GILLESPIE CPA’S, PLLC

Certified Public Accountant’s